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                          CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-2 of our report dated January 24, 1997 appearing on page F-2 of the Annual Report on Form 10-K of Waste Recovery, Inc. for the year ended December 31, 1996 and our report dated February 28, 1996 for U.S. Tire Recycling Partners, L.P. (a limited partnership) for the year ended December 31, 1995 appearing in the Company's Current Report on Form 8-K/A dated February 28, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Cohen & Rosen, CPA, P.C.

COHEN & ROSEN, CPA, P.C.
New York, New York
December 22, 1997